As filed with the Securities and Exchange Commission on June 12, 1998
                                                      Registration No. 333-_____

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  DATAKEY, INC.
                (Name of Registrant as specified in its Charter)
              Minnesota                                           41-1291472
   (State or other Jurisdiction of                             (I.R.S. Employer
    Incorporation or Organization)                        Identification Number)
                                  Datakey, Inc.
                            407 West Travelers Trail
                           Burnsville, Minnesota 55337
                                 (612) 890-6850
   (Address and Telephone Number of Registrant's Principal Executive Offices)

    -----------------------------------------------------------------------
                               Alan G. Shuler, CFO
                                  Datakey, Inc.
                            407 West Travelers Trail
                           Burnsville, Minnesota 55337
                                 (612) 890-6850
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                         Elizabeth McGraw Reiskytl, Esq.
                            Fredrikson & Byron, P.A.
                       900 Second Avenue South, Suite 1100
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors and as Selling Shareholders shall determine.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this form to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
         If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
     Title of Each                                Proposed Maximum        Proposed Maximum
  Class of Securities        Amount to be          Offering Price        Aggregate Offering          Amount of
   to be Registered           Registered              per Unit                 Price             Registration Fee
   Common Stock (par         670,149 shares(1)(2)       $5.59(3)            $3,746,132.91(3)         $1,105.11
value $0.05 per share)
   Common Stock (par         225,985 shares(4)          $5.59               $1,263,256.15            $  372.66
value $0.05 per share)
   TOTAL                     896,134  shares                                                         $1,477.77
------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Common Stock issuable upon conversion of the Series A Convertible Cumulative Preferred Stock (the
"Preferred Stock") and the payment of dividends in shares of Common Stock, assuming a conversion price of $2.75.

(2) Pursuant to Rule 416 under the Act, included in this registration are an indeterminate number of additional shares of Common Stock as may be issuable upon (i) conversion of the shares of the Preferred Stock described herein and
(ii) payment of dividends thereon in additional shares of Common Stock pursuant to the anti-dilution and other provisions of such Preferred Stock.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, (the "Act") and based upon the average of the high and low sale prices for such stock on June 11, 1998, as reported by the Nasdaq National Market.

(4) Represents shares issuable to Selling Shareholders upon the exercise of warrants and then offered for resale pursuant to this registration, including warrants to purchase 188,095 shares at $6.30 per share and warrants to purchase 37,890 shares at $6.60 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commissions, acting pursuant to aforesaid
Section 8(a), may determine.

                                   PROSPECTUS

                                  DATAKEY, INC.

                         896,134 SHARES OF COMMON STOCK


         This Prospectus relates to the offer and sale of up to 896,134 shares of Common Stock (the "Shares"), par value $.05 per share, of Datakey, Inc., a Minnesota corporation (the "Company" or "Datakey"), that may be offered and sold from time to time by the shareholders described herein under "Selling Shareholders" (the "Selling Shareholders") or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The Selling Shareholders may become holders of the Company's Common Stock upon conversion of outstanding shares of Series A Convertible Cumulative Preferred Stock (the "Preferred Stock") described herein, upon receipt of Common Stock issuable in lieu of cash dividends, or upon exercise of certain outstanding warrants to purchase shares of Company Common Stock granted at the same time as the Preferred Stock. The Selling Shareholders may offer their Shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholders. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. See "Plan of Distribution."

         The Company will bear all expenses of the offering (estimated at $12,000), except that the Selling Shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the Selling Shareholders.

         The Shares may be sold from time to time in transactions on the Nasdaq National Market at the market prices then prevailing, in privately negotiated transactions or otherwise. In connection with any sales, the Selling Shareholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Plan of Distribution."

         Datakey's Common Stock is traded on the Nasdaq National Market under the symbol of "DKEY." The closing sale price of the Common Stock on June 11, 1998 was $5.6875 per share.

         On May 15, 1998, the Company issued to certain investors 100,000 shares of Preferred Stock and five-year warrants to purchase an aggregate of 188,095 shares of the Company's Common Stock with an exercise price of $6.30 per share. The Preferred Stock has dividend rights at an annual rate of eight percent (8%) of their original issuance price, with such dividends payable either in cash or in shares of the Company's Common Stock upon conversion of the Preferred Stock. The Preferred Stock is convertible through May 15, 2000 at a conversion rate equal to eighty percent (80%) of the market price (defined to equal the average closing bid price of the Company's Common Stock for the ten-day period prior to conversion), subject to the minimum and maximum conversion rates of $2.75 and $5.00, respectively. Any shares of Preferred Stock outstanding on May 15, 2000 will be automatically converted on the same terms as apply prior to such date. As part of the financing, the Company also issued to its agent warrants to purchase an aggregate of 37,890 shares of Common Stock at an exercise price of $6.60. The warrants issued to the investors and the agent are referred to herein as the "Warrants."

    -----------------------------------------------------------------------

                 The Common Stock offered by this Prospectus is speculative and involves a high degree of risk.
                     See "Risk Factors" beginning on page 3.

    -----------------------------------------------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June ___, 1998.

         No dealer, salesman or any other person is authorized to give any information or to make any representations, other then those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

         Prior to this Offering, the Company has been subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Company has filed with the Washington, D.C. Office of the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the sale of the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement and the Company's Exchange Act reports, proxy statements and other information may be inspected by anyone without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of such material may be obtained upon payment of the prescribed fees from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and the Company Exchange Act filings may also be accessed through the Commission's Web site (http://www.sec.gov). The Company's Common Stock is currently listed on the Nasdaq National Market under the symbol "DKEY."

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus and shall be deemed to be a part thereof:

          1. The Company's Annual Report on Form 10-KSB, as amended by Form 10-KSB/A-1, for the fiscal year ended December 31, 1997;

          2. The Company's Quarterly Report on Form 10-QSB for the quarter ended April 4, 1998;

          3.   The Company's Form 8-K dated May 19, 1998.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Alan G. Shuler, Chief Financial Officer, Datakey, Inc., 407 West Travelers Trail, Burnsville, Minnesota 55337, telephone (612) 890-6850.

                                 COMPANY SUMMARY

         Datakey, Inc. was incorporated under the laws of the State of Minnesota in 1976 under the name "The Systems Group, Inc." In 1980, the Company changed its name to Datakey, Inc. The Company provides product, subsystem and system solutions to record, store and transmit electronic information. Datakey also manufactures and sells products and systems directed to the information security market which will enable user identification and authentication, secure data exchange and information validation. It also provides OEM products, consisting of proprietary memory keys, cards and other custom-shaped tokens that serve as a convenient way to carry electronic information and are packaged to survive in portable environments.

         The Company's first portable information system, consisting of an electronic key and support electronics, was introduced in 1981 for applications requiring convenient storage, transportation and management of information. The Company's current system utilizes semiconductor technology to provide a storage device more versatile than conventional portable information products such as keys, badges and magnetic stripe cards. The Company's current product line of portable data carriers and associated interface products provide up to 16,384,000 bits of data storage which are used in a wide range of applications including communications security, computer security, facility security, vending and process control.

         Each of the Company's personal portable information systems consists of one or more portable data carriers, access devices and, for certain models, interface modules containing microprocessors. These components, together with the user's processor-based equipment, function as an integrated system allowing instantaneous processing of personalized data carried within a portable data carrier. Through the incorporation of advanced semiconductor memory technology, the Company's portable data carrier is able to store and carry substantial amounts of information. When the portable data carrier is used in conjunction with the other components of the Company's system, information can be selectively altered, added to or erased, as required, to effectively and reliably manage or control a particular activity or transaction.

         The Company has introduced an end-user system level product which is designed to provide electronic signatures on computer aided drafting (CAD) drawings and additional end-user systems that are designed to provide advanced information security utilizing digital signatures and encryption. These systems incorporate hardware and software to provide a higher level of security than is obtainable with current software only solutions.

         The Company's principal executive offices are located at 407 West Travelers Trail, Burnsville, Minnesota 55337, and its telephone number is (612) 890-6850.

                                  RISK FACTORS

         An investment in the Securities offered hereby involves a high degree of risk. The Securities offered hereby should not be purchased by persons who cannot afford the entire loss of their investment. Prospective investors should carefully consider the following factors, in addition to the other information presented in this Memorandum, in evaluating the Company and its businesses. This Prospectus contains certain forward-looking statements. The Company's actual results could differ materially from the results currently anticipated by management of the Company in such forward-looking statements as a result of a variety of factors, including, but not limited to, "Risk Factors" described below, and elsewhere, in this Prospectus.

   1. Reliance on Information Security Products: The Company's future growth and profitability is to a significant extent dependent on the success of its information security (Integrated System Solutions) products, which is subject to all of the risks inherent in the establishment of any new business venture. The Company's future growth and profitability is subject to the continuing success of its information security product development efforts, but more importantly, to the success of its marketing and sales efforts. If, for any reason, the Company is unable to successfully build its information security product business, its ability to continue operations in its current form would be in doubt.

   2. Risk of rapid technological change: In the information security market, Datakey faces significant risks due to the rapid changes in available technology. Datakey's information security end-user products such as SignaSURE

CIP and SignaSURE ESS will integrate hardware tokens with software that provides a much higher level of security than software implementations alone. Software only solutions may be developed in the future which would provide this security. Such development could materially adversely affect Datakey's business.

   3. Dependence on customer acceptance: While Datakey performs market research and beta testing to determine the viability of its new products, actual user acceptance will ultimately dictate the success of the marketing and sales efforts of new products such as SignaSURE CIP and ESS. There are no assurances that Datakey's products will ultimately receive satisfactory customer acceptance or that investments already made and additional investments planned for the remainder of 1998 will result in a financial return.

   4. Delays in product delivery schedules: Datakey's success depends to some extent on its ability to meet its currently scheduled development timetable. Delays in the release of new products will cause operational inefficiencies, increased development costs and reduced revenues and may affect customer acceptance.

   5. Competition: While Datakey believes that its strategy of providing token-based product solutions at a price that is competitive with software-only products is attainable, there are no assurances that competitive pressures will not force the Company to accept reduced margins to compete in the future. Large companies with significantly greater resources have recognized the need for information security and will likely enter this market as competitors with much greater financial resources. A portion of the new end-user products' cost consists of royalties and license fees which would need to be re-negotiated in order to maintain acceptable profit margins.

   6. Risk of integrated information security products: Although the Company's new products will operate seamlessly with popular application programs, new application programs that integrate information security into their product could erode the future market for these Datakey products.

   7. Dependence on new marketing and sales organization: The future revenue of Datakey end-user systems is dependent on the success of a new and untested marketing and direct sales organization.

   8. Competition from other information transmission media: Corporate utilization of the Internet and internal intranets dictate a need for information security, but there are no assurances that other, more secure information transmission media may not become available in the future that would preclude the need for the type of information security provided by the Company's products.

   9. Need for additional capital: The need for additional capital will depend primarily on the success of its information security products. If the Company is not successful with its integrated system solutions products, the Company may be forced to curtail or discontinue operations unless it can obtain significant additional capital. Such capital may not be available on terms satisfactory to the Company, or at all.

                                 USE OF PROCEEDS

         The Company is not selling any of the Shares and will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         Set forth below are the names of the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each of them on the date hereof, the number of shares offered hereby and the percentage of the outstanding Common Stock to be owned if all the shares registered hereunder are sold by the Selling Shareholders. To the knowledge of the Company, none of the Selling Shareholders has had within the past three years any material relationship with the Company except as set forth in the footnotes to the following table. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

                                                            Number of Shares                                   %
                                                           Beneficially Owned               Number of        Owned
                                                  -----------------------------------         Shares         After
                                                                Warrant                      Offered        Offering
 Name                                             Shares(1)      Shares        Total          Hereby          (2)
-----------------------------------               ---------     -------        -----        ---------       --------
Special Situations Private Equity
   Fund, L.P.(3)                                   336,362       110,119       446,481       446,481           *
Special Situations Technology
   Fund, L.P.(3)                                    90,910        29,763       120,673       120,673           *
Gary Kohler IRA                                      9,095         2,978        12,073        12,073           *
Robert G. Allison                                   12,268         2,379        14,647         9,647           *
Shirley A. Baxter, TTEE FBO Shirley A.
   Baxter Rev Trust U/A dtd 7/3/96                   7,268         2,379         9,647         9,647           *
Craig L. Campbell                                    7,268         2,379         9,647         9,647           *
Piper Jaffray as Cust FBO Bradley A.
   Erickson IRA                                      7,268         2,379         9,647         9,647           *
Piper Jaffray as Cust FBO Richard C.
   Perkins IRA                                       7,268         2,379         9,647         9,647           *
David M. Westrum TTEE FBO David M.
   Westrum Rev Living Trust dtd 6/1/97               7,268         2,379         9,647         9,647           *
Pyramid Partners, L.P.                              25,625         8,389        34,014        34,014           *
Industricorp & Co., Inc. FBO Twin City
   Carpenters Pension Plan                          57,455        18,810        76,265        76,265           *
Daniel S. and Patrice M. Perkins, JT                11,491         3,762        15,253        15,253           *
Paul R. Kuehn                                                     14,209        14,209        14,209           *
David B. Johnson                                                  14,209        14,209        14,209           *
Eldon C. Miller                                                    4,736         4,736         4,736           *
Stanley D. Rahm                                                    4,736         4,736         4,736           *
                                                   -------       -------       -------       -------
TOTAL                                              579,545       225,985       805,531       800,531(4)

 *       Less than 1.0%.
(1) The number of shares of Common Stock shown as beneficially owned and offered by the Selling Shareholders represents or includes the number of shares which the Company has initially agreed to register, assuming the minimum conversion price of $2.75 per share. The number of shares reflected herein may differ from the number of shares beneficially owned as reported by certain Selling Shareholders due to different assumptions with respect to the conversion price. Pursuant to Rule 416 under the Securities Act, the number of shares of Common Stock offered by the Selling Shareholders hereby and included in the Registration Statement of which this Prospectus is a part also includes such presently indeterminate number of additional shares as may be issued on conversion of the Preferred Stock and in payment of dividends thereon pursuant to the provisions of the Certificate of Designation for the Preferred Stock regarding determination of the applicable conversion price and the dividend calculation rate. Accordingly, the actual number of shares of Common Stock issued or issuable upon the conversion of the Preferred Stock and the payment of dividends thereon is subject to adjustment depending upon factors which cannot be predicted by the Company at this time, including among others, the future market prices of the Common Stock and the payment of dividends on the Preferred Stock in additional shares of Common Stock. Pursuant to the terms of the Certificate of Designation for the Preferred Stock, the Preferred Stock is convertible by each holder thereof and dividends are payable all in cash or all in shares of Common Stock. The above numbers assume that the Selling Shareholders will exercise the Warrants for cash. If the Selling Shareholders use the cashless exercise alternative, the actual number of shares of Common Stock issued will be fewer, depending on the market value of the underlying shares of Common Stock immediately prior to exercise.

(2) The percentage of shares beneficially owned by each Selling Shareholder is based on 2,943,901 shares of Common Stock outstanding as of the date hereof. Assumes the sale of all the Shares being offered hereby.

(3) Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. may be deemed to be affiliates because they are managed by investment advisers principally owned by Mr. Austin W. Marxe and Mr. David M. Greenhouse. Messrs. Marxe and Greenhouse disclaim beneficial ownership in such shares.

(4) Does not include up to an additional 95,604 shares issuable in lieu of cash dividends occurring at a cumulative annual rate of 8%.

         The Selling Shareholders and their respective officers and directors have not held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

         The Company has agreed with the Selling Shareholders to file with the Commission, under the Securities Act, a Registration Statement of which this Prospectus forms a part, with respect to the resale of the Shares, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (i) five years from the effectiveness of the Registration Statement, or (ii) the date on which all of the Shares have been sold.

                              PLAN OF DISTRIBUTION

         All or a portion of the Shares offered by the Selling Shareholders hereby may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following means: (a) ordinary brokerage or market making transactions and transactions in which the broker or dealer solicits purchasers; (b) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and
(c) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

                            DESCRIPTION OF SECURITIES

         The aggregate number of shares of stock which the Company has the authority to issue is 12,500,000 shares, consisting of 10,000,000 shares of Common Stock, par value $.05, 400,000 of Convertible Preferred Stock, 150,000 shares of Series A Convertible Cumulative Preferred Stock and 1,950,000 shares of undesignated shares. Holders of Common Stock have no cumulative voting rights and no preemptive rights. Upon liquidation or dissolution, the holders of Common Stock will be entiteld to share ratably in all assets available for distribution after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of any preferred stock which may be outstanding. Each share of Common Stock is entitled to dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The shares of Common Stock are quoted on the Nasdaq National Market under the symbol "DKEY." The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

                                  LEGAL MATTERS

         Certain legal matters associated with the Shares being offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                                                Page
                Available Information                             2
                Documents Incorporated By Reference               2
                Company Summary                                   3
                Risk Factors                                      3
                Use of Proceeds                                   5
                Selling Shareholders                              5
                Plan of Distribution                              6
                Description of Securities                         7
                Legal Matters                                     7
                Experts                                           7

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The estimated expenses in connection with this offering are as follows:

           Securities and Exchange Commission Filing Fee             $  1,478
           Legal Fees and Expenses                                      6,000
           Accounting Fees and Expenses                                 2,000
           Printing                                                       500
           Miscellaneous                                                2,000
                                                                     ========
                    Total Expenses                                   $ 11,978
                                                                     ========


Item 15.  Indemnification of Directors and Officers.

         Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person, against judgments, penalties and fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions, acted in good faith, received no improper personal benefit and Section 302A.255 (which pertains to director conflicts of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

         Section 302A.521 also permits Minnesota corporations to amend their Articles of Incorporation to limit or eliminate personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty; however, forbids any limitation or elimination of director liability for (i) a breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) corporate distributions which are either illegal or in contravention of restrictions in the Articles, Bylaws or any agreement to which the corporation is a party, (iv) violations of Minnesota securities laws, (v) any transaction from which the director derived an improper personal benefit, or
(vi) any act or omission occurring prior to the effective date of the provision in the corporation's Articles eliminating or limiting liability.

         Article 6.1 of the Registrant's Restated Articles of Incorporation, as amended, reads as follows:

         To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

         The Company's Amended Bylaws provide for the indemnification of its directors, officers, employees and agents in accordance with, and to the fullest extent permitted by, Section 302A.521 of the Minnesota Business Corporation Act, as amended from time to time.

         Insofar as the indemnification of liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its Restated Articles of Incorporation, Restated Bylaws and the provisions of the Minnesota Business Corporation Act, or otherwise, the Company has been advised by counsel that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, as amended, and is, therefore, unenforceable.

Item 16.  Exhibits.

         See Exhibit Index on page following signatures.


Item 17.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any additional material information with respect to the plan of distribution not previously disclosed in the
                  Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports file by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnsville, State of Minnesota, on June 12, 1998.

                               Datakey, Inc.

                               By:  /s/ Carl P. Boecher
                                    Carl P. Boecher
                                    President and Chief Executive Officer
                                    (Principal Executive Officer)

                               By:  /s/ Alan G. Shuler
                                    Alan G. Shuler
                                    Vice President and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Carl P. Boecher and Alan G. Shuler, and each of them, as his or her true and lawful attorney-in fact and agent, with full power and substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

 Signatures                    Title                                  Date


 /s/ Carl P. Boecher           President and Chief                June 12, 1998
 Carl P. Boecher               Executive Officer

 /s/ Alan G. Shuler            Vice President and                 June 12, 1998
 Alan G. Shuler                Chief Financial Officer

 /s/ Thomas R. King            Director and Secretary             June 12, 1998
 Thomas R. King

                               Director
 Terrence W. Glarner

 /s/ Gary R. Holland           Director                           June 12, 1998
 Gary R. Holland

 /s/ Eugene W. Courtney        Director                           June 12, 1998
 Eugene W. Courtney

 /s/ John H. Underwood         Director                           June 12, 1998
 John H. Underwood

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  DATAKEY, INC.
                            EXHIBIT INDEX TO FORM S-3


Exhibit
Number                    Description

3.1      Restated Articles of Incorporation, as amended

4.1 Certificate of Designation of Series A Preferred Stock (included in Articles of Incorporation--see Exhibit 3.1)

5.1      Opinion and Consent of Fredrikson & Byron, P.A.

10.1 Preferred Stock Purchase Agreement dated May 15, 1998 between the Company and certain investors

10.2 Registration Rights Agreement dated May 15, 1998 between the Company and certain investors.

23.1     Consent of McGladrey & Pullen, LLP

23.2     Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1     Powers of Attorney (included as part of the signature page hereto)